Exhibit 99.1

NEWS RELEASE

For Immediate Release
January 30, 2008

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company to Redeem
All Outstanding Shares of City Holding Capital Trust

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), a $2.5 billion bank holding company headquartered in Charleston, today announced that the Board of Directors of the Company has authorized repayment of its 9.15% Junior Subordinated Deferrable Interest Debentures issued by City Holding Company (a West Virginia corporation) and held by City Holding Capital Trust at a price of 104.58% of the principal amount. In turn, City Holding Capital Trust will repay its 9.15% Capital Securities on April 1, 2008 at a price of 104.58% of the principal amount. These securities were issued in March, 1998 and are callable in whole any time after April 1, 2008. The Company has received all required regulatory approvals as well as authorization by the Office of the Comptroller of the Currency for City National Bank of West Virginia (the Company’s primary subsidiary) to pay a $17.0 million dividend to the Company to fund the redemption of the securities.

During the first quarter of 2008, the Company will incur charges to fully amortize issuance costs incurred in 1998 that were being amortized over the original 30 year life of the securities and for the early redemption premium totaling $1.2 million.  The Company estimates that the redemption of the debentures and trust preferred securities will reduce the Company’s interest expense by approximately $1.1 million in 2008 and $1.5 million annually through 2027.  After giving effect to the redemption of the trust preferred securities, the Company will remain “Well Capitalized” as defined by the banking regulators (Total Risk-based capital of at least 10%, Tier I Capital ratio of at least 6% and a leverage ratio of at least 5%).

City Holding Company is the parent company of City National Bank of West Virginia.  City National operates 69 branches across West Virginia, Eastern Kentucky and Southern Ohio.

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such information involves risks and uncertainties that could result in the Company's actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5)  the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (12) the Company may experience difficulties growing loan and deposit balances.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.